Exhibit 99.1

ExamWorks Completes Closing of $500,000,000 of Senior Unsecured Notes

ATLANTA, GA. April 16, 2015 - ExamWorks Group, Inc. (NYSE: EXAM) announced today that it has closed its previously announced offering of $500.0 million in aggregate principal amount of 5.625% senior notes due 2023 (the “Notes”) pursuant to an effective shelf registration statement previously filed with the Securities and Exchange Commission (the “SEC”) on April 7, 2015. The Notes were issued at a price of 100% of their principal amount. The Notes are senior obligations of ExamWorks and are guaranteed by certain of ExamWorks’ existing and future U.S. subsidiaries.

The net proceeds from the offering of the Notes will be used to redeem all of the $250.0 million in aggregate principal amount of its outstanding 9.0% senior notes due 2019, to repay all outstanding borrowings under its existing credit facility, to pay related fees and expenses and for general corporate purposes, including acquisitions.

BofA Merrill Lynch, SunTrust Robinson Humphrey, Wells Fargo Securities, Barclays, Deutsche Bank Securities, Fifth Third Securities and Goldman, Sachs & Co. acted as joint book-running managers.

This offering was made only by means of a prospectus and related prospectus supplement, which may be obtained for free by visiting the SEC's website at http://www.sec.gov. Alternatively, copies may be obtained by contacting the following, who acted as representative of the underwriters:

BofA Merrill Lynch

222 Broadway

New York, NY 10038

Attention: Prospectus Department

Email: dg.prospectus_requests@baml.com

This press release shall not constitute an offer to sell or a solicitation of an offer to buy any securities, nor shall there be any sale of these securities in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

About ExamWorks Group

ExamWorks Group, Inc. is a leading provider of independent medical examinations, peer reviews, bill reviews, Medicare compliance, case management and related services. We help our clients manage costs and enhance their risk management processes by verifying the validity, nature, cause and extent of claims, identifying fraud and providing fast, efficient and quality IME services. ExamWorks is focused on providing clients a national presence while maintaining the local service and capabilities they need and expect.

CONTACT:

J. Miguel Fernandez de Castro

404-952-2400

Senior Executive Vice President, Chief Financial Officer and Treasurer

investorrelations@examworks.com